Exhibit (k): Consent and Opinion of Counsel
April 28, 2014
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, Minnesota 55474

RE:	RiverSource Variable Life Separate Account
          Flexible Premium Variable Life Insurance Policies
          Post-Effective Amendment No. 2
          RiverSource Variable Universal Life 5/
          RiverSource Variable Universal Life 5 — Estate Series

File Nos. 333-182361/811-04298
Ladies and Gentlemen:
I am familiar with the establishment of the RiverSource Variable Life Separate Account (“Account”), which is a separate account of RiverSource Life Insurance Company (“Company”) established by the Company’s Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.
I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:
1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the policies.
2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.
3. The policies issued by the Company, when offered and sold in accordance with the prospectuses contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dixie Carroll Dixie Carroll
Assistant General Counsel and Assistant Secretary